Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement of Marathon Patent Group, Inc. and its subsidiaries on Form S-3, as amended (File No. 333-198569, File No. 333-196994, and File No. 333-200394) of our report dated March 25, 2015, with respect to our audits of the consolidated financial statements of Marathon Patent Group, Inc. and its subsidiaries for the year ended December 31, 2013, which report is included in this Annual Report on Form 10-K of Marathon Patent Group, Inc. and Subsidiaries for the year ended December 31, 2014 filed on or about March 25, 2015.

KBL, LLP

/S/ KBL, LLP
New York, NY
March 26, 2015